SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 14, 2005

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Other Events.

Motive, Inc (the “Company”) will not file its quarterly report on Form 10-Q for the quarter ended September 30, 2005 within the time period prescribed for such report.

The Audit Committee of the Company’s Board of Directors is conducting a review of the Company’s revenue recognition related to certain reseller transactions, and intends to engage external counsel and other advisors to assist in such review. The Company anticipates that it will file its quarterly report on Form 10-Q for the quarter ended September 30, 2005, and the previously announced amendments to its quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, upon the completion of the Audit Committee’s review. Additionally, the Company has filed a notice on Form 12b-25 with the Securities and Exchange Commission.

The total amount of revenue recognized by the Company from reseller arrangements was $4.2 million in the 2004 calendar year, and $2.4 million in the nine-month period ended September 30, 2005 (after application of the Company’s previously announced decision to eliminate revenue previously recognized from a reseller arrangement entered into in the quarter ended March 31, 2005).

In addition, the Company has been informed that the Division of Enforcement of the United States Securities and Exchange Commission is conducting an informal inquiry into Motive. The Company believes that the inquiry relates to the recent restatement of its financial results and certain executive stock sales. The Company is cooperating with the inquiry. The SEC has advised the Company that the inquiry should not be construed as either an indication by the SEC that any violations of law have occurred, or as an adverse reflection upon any person, entity or security.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2005

MOTIVE, INC.

By:	/s/ Paul Baker
Paul Baker Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)